Exhibit 99.1

Direct Selling Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants Commencing November 12, 2021

NEW YORK—Direct Selling Acquisition Corp. (NYSE: DSAQ.U) (the “Company”) announced that, commencing November 12, 2021, holders of the 23,000,000 units sold in the Company’s initial public offering may elect to separately trade the shares of Class A common stock and warrants included in the units. Any units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “DSAQ.U,” and the separated shares of Class A common stock and warrants are expected to trade on the NYSE under the symbols “DSAQ” and “DSAQ.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. BTIG, LLC acted as the sole bookrunner and I-Bankers Securities, Inc. acted as the co-manager of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on September 23, 2021.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by email at ProspectusDelivery@btig.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We intend to leverage our team’s expertise to target domestically based businesses in the direct selling industry.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into shares of Class A common stock and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Direct Selling Acquisition Corp.

Contact:

Ryan Bright

ir@dsacquisition.com